Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Omniture, Inc. 1999 Equity Incentive Plan, 2006 Equity Incentive Plan, and 2006 Employee Stock Purchase Plan of our report dated March 27, 2006 (except for Note 10, as to which the date is March 29, 2006, and paragraph 5 of Note 1, as to which the date is June 20, 2006) with respect to the consolidated financial statements of Omniture, Inc. as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005 included in its Registration Statement (Form S-1 No. 333-132987), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
June 27, 2006